QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MANDALAY RESORT GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,
	2002	2001
	(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$105,905	$105,941
Accounts receivable, net of allowance	58,372	78,359
Income tax receivable	18,089	—
Inventories	30,555	31,180
Prepaid expenses	40,848	40,986
Deferred income tax	13,218	30,164

Total current assets	266,987	286,630

Property, equipment and leasehold interests, at cost, net	3,049,812	3,236,824

Other assets
Excess of purchase price over fair market value of net assets acquired, net	45,445	65,778
Investments in unconsolidated affiliates	554,086	560,987
Other investments	35,751	27,021
Deferred charges and other assets	84,953	71,026

Total other assets	720,235	724,812

Total assets	$4,037,034	$4,248,266

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$39,251	$42,262
Accounts and contracts payable
Trade	33,473	37,275
Construction	8,284	3,920
Accrued liabilities
Salaries, wages and vacations	52,680	51,866
Progressive jackpots	11,556	11,334
Advance room deposits	13,242	14,069
Interest	58,592	53,122
Other	92,163	82,827

Total current liabilities	309,241	296,675

Long-term debt, net of current portion	2,482,087	2,623,597

Other liabilities
Deferred income tax	199,478	235,763
Deferred gain	28,339	—
Other long-term liabilities	80,919	41,966

Total other liabilities	308,736	277,729

Total liabilities	3,100,064	3,198,001

Commitments and contingent liabilities
Minority interest	(3,639)	(18,675)

Stockholders' equity
Common stock $.01 2/3 par value Authorized—450,000,000 shares Issued—113,634,013 shares	1,894	1,894
Preferred stock $.01 par value Authorized—75,000,000 shares	—	—
Additional paid-in capital	572,992	572,207
Retained earnings	1,374,376	1,321,332
Accumulated other comprehensive loss	(21,902)	(6,804)
Treasury stock (45,278,193 and 37,357,777 shares), at cost	(986,751)	(819,689)

Total stockholders' equity	940,609	1,068,940

Total liabilities and stockholders' equity	$4,037,034	$4,248,266

The accompanying notes are an integral part of these consolidated financial statements.

MANDALAY RESORT GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year ended January 31,
	2002	2001	2000
	(in thousands, except share data)
Revenues
Casino	$1,201,707	$1,221,595	$925,499
Rooms	581,551	611,352	534,132
Food and beverage	410,276	418,081	346,647
Other	332,253	299,753	251,509
Earnings of unconsolidated affiliates	113,287	114,645	98,627

	2,639,074	2,665,426	2,156,414
Less-complimentary allowances	(177,275)	(169,642)	(131,509)

	2,461,799	2,495,784	2,024,905

Costs and expenses
Casino	669,719	670,243	494,054
Rooms	197,300	203,352	189,419
Food and beverage	283,864	299,726	276,261
Other	219,358	200,236	170,654
General and administrative	417,149	409,603	339,455
Corporate general and administrative	20,981	21,153	22,464
Depreciation and amortization	216,001	217,984	178,301
Operating lease rent	32,185	40,121	25,994
Preopening expenses	2,155	1,832	49,134
Impairment loss	52,027	—	—
Abandonment loss	—	—	5,433

	2,110,739	2,064,250	1,751,169

Income from operations	351,060	431,534	273,736

Other income (expense)
Interest, dividends and other income	(1,163)	8,339	2,369
Guarantee fees from unconsolidated affiliate	2,264	2,498	2,775
Interest expense	(221,352)	(219,940)	(164,387)
Interest expense from unconsolidated affiliates	(8,451)	(11,293)	(11,085)

	(228,702)	(220,396)	(170,328)

Minority interest	(29,352)	(16,746)	(292)

Income before provision for income taxes	93,006	194,392	103,116
Provision for income taxes	39,962	74,692	38,959

Income before cumulative effect of change in accounting principle	53,044	119,700	64,157
Cumulative effect of change in accounting for preopening expenses, net of tax benefit of $11,843	—	—	(21,994)

Net income	$53,044	$119,700	$42,163

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$.73	$1.53	$.71
Cumulative effect of change in accounting principle	—	—	(.24)

Net income	$.73	$1.53	$.47

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$.71	$1.50	$.70
Cumulative effect of change in accounting principle	—	—	(.24)

Net income	$.71	$1.50	$.46

Average shares outstanding (basic)	72,798,916	78,334,735	90,607,487

Average shares outstanding (diluted)	74,459,831	79,700,614	91,896,224

The accompanying notes are an integral part of these consolidated financial statements.

MANDALAY RESORT GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended January 31,
	2002	2001	2000
	(in thousands)
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities
Net income	$53,044	$119,700	$42,163

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	216,001	217,984	178,301
Provision for bad debts	20,381	21,329	13,856
Increase (decrease) in deferred income tax	(11,864)	25,023	(8,104)
Increase (decrease) in interest payable	5,470	33,727	(8,372)
Increase in accrued pension cost	7,536	4,363	2,888
Loss on sale of fixed assets	1,973	290	2,903
Impairment loss	52,027	—	—
Increase in other current assets	(17,720)	(33,381)	(67,653)
Increase in other current liabilities	5,743	18,584	42,930
(Increase) decrease in other noncurrent assets	13,404	(551)	32,556
Decrease in other noncurrent liabilities	—	—	(49)
Unconsolidated affiliates' (earnings in excess of distributions) distributions in excess of earnings	(2,783)	22,077	(6,419)
Minority interest in earnings, net of distributions	15,036	6,421	—

Total adjustments	305,204	315,866	182,837

Net cash provided by operating activities	358,248	435,566	225,000

Cash flows from investing activities
Capital expenditures	(156,742)	(110,220)	(352,133)
Increase (decrease) in construction payable	4,364	(29,495)	(63,474)
Increase in other investments	(10,802)	(16,755)	(10,267)
Decrease in investments in unconsolidated affiliates	—	—	10,728
Net cash paid for additional ownership interest in joint venture	—	—	(25,225)
(Increase) decrease in notes receivable	1,667	(145)	(24,952)
Proceeds from sale of equipment and other assets	1,734	2,408	697
Other	(126)	370	—

Net cash used in investing activities	(159,905)	(153,837)	(464,626)

Cash flows from financing activities
Proceeds from issuance of senior and senior subordinated notes	297,836	700,000	—
Proceeds from sale-leaseback transactions	130,500	—	—
Net effect on cash of issuances and payments of debt with initial maturities of three months or less	(380,000)	(715,576)	294,990
Principal payments of debt with initial maturities in excess of three months	(62,498)	(23,000)	(3,425)
Debt issuance costs	(16,233)	(16,325)	(1,072)
Exercise of stock options	5,054	17,797	17,616
Purchases of treasury stock	(125,910)	(247,128)	(29,627)
Interim settlements and interest under equity forward agreements	(45,517)	(2,405)	—
Other	(1,611)	(5,768)	(3,628)

Net cash provided by (used in) financing activities	(198,379)	(292,405)	274,854

Net increase (decrease) in cash and cash equivalents	(36)	(10,676)	35,228
Cash and cash equivalents at beginning of year	105,941	116,617	81,389

Cash and cash equivalents at end of year	$105,905	$105,941	$116,617

Supplemental cash flow disclosures
Cash paid for interest (net of amounts capitalized)	$209,418	$183,638	$170,272
Cash paid for income taxes	$58,132	$38,731	$42,551
Noncash items
Decrease in market value of interest rate swaps	$24,119	$—	$—
Decrease in market value of pension investment	$2,073	$—	$—
Minimum pension liability adjustment	$8,735	$23,179	$—
Acquisition of additional ownership interest in joint venture
Cash paid	$—	$—	$(38,386)
Current assets, other than cash	—	—	(13,462)
Property and equipment	—	—	(152,037)
Other assets	—	—	(14,092)
Current liabilities	—	—	33,693
Long-term debt	—	—	179,180
Stockholders' equity	—	—	(20,121)

Net cash paid for acquisition	$—	$—	$(25,225)

The accompanying notes are an integral part of these consolidated financial statements.

MANDALAY RESORT GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock Issued				Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Stockholders' Equity
	Shares	Amount
	(in thousands)
Balance, January 31, 1999	113,623	$1,894	$558,935	$1,159,469	$—	$(562,670)	$1,157,628
Net income	—	—	—	42,163	—	—	42,163
Exercise of stock options	11	—	6,990	—	—	10,626	17,616
Treasury stock acquired (1,672 shares), at cost	—	—	—	—	—	(29,627)	(29,627)

Balance, January 31, 2000	113,634	1,894	565,925	1,201,632	—	(581,671)	1,187,780
Net income	—	—	—	119,700	—	—	119,700
Minimum pension liability adjustment	—	—	—	—	(6,804)	—	(6,804)

Total comprehensive income							112,896
Exercise of stock options	—	—	6,282	—	—	11,515	17,797
Treasury stock acquired (14,534 shares), at cost	—	—	—	—	—	(247,128)	(247,128)
Interest under equity forward agreements	—	—	—	—	—	(2,405)	(2,405)

Balance, January 31, 2001	113,634	1,894	572,207	1,321,332	(6,804)	(819,689)	1,068,940
Net income	—	—	—	53,044	—	—	53,044
Minimum pension liability adjustment	—	—	—	—	1,005	—	1,005
Interest rate swap market adjustment	—	—	—	—	(16,103)	—	(16,103)

Total comprehensive income							37,946
Exercise of stock options	—	—	689	—	—	4,365	5,054
Treasury stock acquired (5,186 shares), at cost	—	—	—	—	—	(125,910)	(125,910)
Interim settlements and interest under equity forward agreements	—	—	—	—	—	(45,517)	(45,517)
Other	—	—	96	—	—	—	96

Balance, January 31, 2002	113,634	$1,894	$572,992	$1,374,376	$(21,902)	$(986,751)	$940,609

The accompanying notes are an integral part of these consolidated financial statements.

MANDALAY RESORT GROUP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

        Mandalay Resort Group (the "Company"), which changed its name from Circus Circus Enterprises, Inc. effective June 18, 1999, was incorporated February 27, 1974 in Nevada. The Company owns and operates hotel and casino facilities in Las Vegas, Reno, Laughlin, Jean and Henderson, Nevada and a hotel and dockside casino in Tunica County, Mississippi. In Detroit, Michigan, the Company is the majority investor in a temporary casino which opened December 14, 1999. It is also an investor in several unconsolidated affiliates, with operations that include a riverboat casino in Elgin, Illinois, a hotel/casino in Reno, Nevada and a hotel/casino on the Las Vegas Strip. (See Note 5—Investments in Unconsolidated Affiliates.)

        The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and the Detroit joint venture (53.5% owned), which is required to be consolidated. Material intercompany accounts and transactions have been eliminated. Investments in 50% or less owned affiliated companies are accounted for under the equity method.

CASH EQUIVALENTS

        At January 31, 2002 and 2001, cash equivalents (consisting principally of money market funds and instruments with initial maturities of three months or less) had a cost approximately equal to market value.

INVENTORIES

        Inventories (consisting primarily of food, beverage and retail inventories) are stated at the lower of cost or market. Cost is determined using the first-in, first-out and the average cost methods.

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in the determination of income.

        Depreciation and amortization of property, equipment and leasehold interests are provided using the straight-line method over the following estimated useful lives:

Buildings and improvements	15-45 years
Equipment, furniture and fixtures	3-15 years
Leasehold interests and improvements	5-16 years

CAPITALIZED INTEREST

        The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. When debt is not specifically identified as being incurred in connection with a construction project, the Company capitalizes interest on amounts expended on the project at the Company's average cost of borrowed money. Capitalization of interest ceases when a project is substantially complete or construction activities are no longer underway. The amounts capitalized during the years ended January 31, 2002, 2001 and 2000, were $1.0 million, $1.6 million and $11.0 million, respectively.

LONG-LIVED ASSETS

        Long-lived assets are comprised of intangible assets and property, plant and equipment. Long-lived assets are reviewed for impairment, on a property by property basis (the lowest level for which there are identifiable cash flows), whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Pursuant to the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), an estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired based on expected future cash flows, a loss, measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, is recognized in the consolidated statements of income. Assets to be disposed of are reported at the lower of the carrying amount or its estimated net realizable value.

        Pursuant to SFAS 121, the Company determined that the carrying values of its two Jean properties, Gold Strike and Nevada Landing, exceeded their fair values and, accordingly, recognized an impairment loss of $52.0 million in fiscal 2002. The properties' fair values were determined based upon several valuation approaches, including discounted future cash flows and cash flow multiples. The write-down reflects the downturn in operating results at these properties over the past few years due to the continued expansion of Native American casinos in California. Of the $52.0 million write-down, $17.9 million represented goodwill.

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144, which is effective for the Company in fiscal 2003, supercedes SFAS 121 and portions of other accounting statements. The provisions applicable to the Company are substantially the same as those applied under SFAS 121.

TREASURY STOCK

        Shares purchased and placed in treasury are valued at cost. Shares are removed from treasury using the first-in, first-out method. Interest charges and other fees related to the Company's equity forward agreements are included in treasury stock, net of the related tax benefit. (See Note 15—Equity Forward Agreements.)

CASINO REVENUES

        Casino revenues are the net difference between the sums received as winnings and the sums paid as losses. Incentives, such as discounts to induce casino play, are deducted from gross revenues.

COMPLIMENTARY ALLOWANCES

        Revenues include the retail value of rooms, food and beverage furnished gratuitously to customers. Such amounts are then deducted as complimentary allowances.

        The estimated cost of providing such complimentary allowances, as they relate to the casino department, was included in casino expenses as follows:

	Year ended January 31,
	2002	2001	2000
	(in thousands)
Rooms	$19,341	$18,580	$17,291
Food and beverage	93,405	94,440	73,495
Other	13,405	11,042	11,879

	$126,151	$124,062	$102,665

PLAYER CLUB POINTS

        The Company's player club allows customers to earn "points" based on the volume of their gaming activity. These points are redeemable for certain complimentary services and/or cash rebates. In February 2001, the Emerging Issues Task Force ("EITF") of the Financial Accounting Standards Board reached a consensus in EITF Issue No. 00-22, "Accounting for 'Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." EITF Issue No. 00-22 requires that the redemption of points for cash be recognized as a reduction of revenue. The Company has complied with the requirements of EITF Issue No. 00-22 in the accompanying condensed consolidated statements of income, including reclassification of prior period amounts. The adoption of EITF Issue No. 00-22 does not affect net income.

        Points are accrued based upon their historical redemption rate multiplied by the cash value or the cost of providing the applicable complimentary services. Casino revenues were reduced by the value of player club points earned of $28.3 million, $28.4 million and $26.0 million in the years ended January 31, 2002, 2001 and 2000, respectively.

PREOPENING EXPENSES

        Preopening expenses consist principally of direct incremental personnel costs and advertising and marketing expenses. In accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5, preopening expenses incurred through January 31, 1999 ($33.8 million), on projects opening after that date, are reflected, net of income tax benefit of $11.8 million, as a cumulative effect of a change in accounting principle for preopening expenses in the consolidated statements of income. Preopening expenses incurred after January 31, 1999 are expensed as incurred. Previously, these costs were capitalized prior to the opening of the specific project and were charged to expense at the commencement of operations.

        For the year ended January 31, 2002, preopening expenses of $2.2 million related primarily to the new convention center at Mandalay Bay expected to open in January 2003. For the year ended January 31, 2001, preopening expenses of $1.8 million related to the Shark Reef at Mandalay Bay, which opened June 20, 2000. For the year ended January 31, 2000, preopening expenses of $83.0 million (including the write-off of $33.8 million of previously capitalized preopening expenses) related primarily to Mandalay Bay, which opened March 2, 1999, and the Company's joint venture in Detroit, which opened December 14, 1999.

ABANDONMENT LOSS

        During fiscal 2000, the Company wrote off $5.4 million related to a proposed timeshare resort in Las Vegas which the Company decided not to pursue.

INCOME TAXES

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on the income tax provision and deferred tax assets and liabilities is recognized in the results of operations in the period that includes the enactment date.

EARNINGS PER SHARE

        Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period, while diluted earnings per share reflects the impact of additional dilution for all potentially dilutive securities, such as stock options.

        The table below reconciles weighted average shares outstanding used to calculate basic earnings per share with the weighted average shares outstanding used to calculate diluted earnings per share. There were no reconciling items for net income.

	Year ended January 31,
	2002	2001	2000
	(in thousands, except per share data)
Net income	$53,044	$119,700	$42,163

Weighted average shares outstanding (basic earnings per share)	72,799	78,335	90,607
Stock options	1,661	1,366	1,289

Weighted average shares outstanding (diluted earnings per share)	74,460	79,701	91,896

Basic earnings per share	$.73	$1.53	$.47

Diluted earnings per share	$.71	$1.50	$.46

COMPREHENSIVE INCOME

        In fiscal 2001, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting of comprehensive income and its components; however, the adoption of this statement does not impact the Company's net income. Comprehensive income is a broad concept of an enterprise's financial performance that includes all changes in equity during a period that arise from transactions and economic events from nonowner sources. Comprehensive income is net income plus "other comprehensive income," which consists of revenues, expenses, gains and losses that do not affect net income under Generally Accepted Accounting Principles. Other comprehensive income for the Company includes adjustments for minimum pension liability and adjustments to interest rate swaps, net of tax. The accumulated other comprehensive loss reflected on the balance sheet consisted of the following:

	January 31,
	2002	2001
	(in thousands)
Minimum pension liability adjustment	$5,799	$6,804
Adjustment to interest rate swaps	16,103	—

Accumulated other comprehensive loss	$21,902	$6,804

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and affect the disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        The financial statements for prior years reflect certain reclassifications, which have no effect on net income, to conform with classifications adopted in the current year. These include reclassifying goodwill related to the Company's acquisition of the investments in Grand Victoria and Monte Carlo. (See Note 4—Goodwill.)

Note 2.  Accounts Receivable

        The Company extends credit to approved casino customers. These receivables are the principal financial instruments that potentially subject the Company to concentration of credit risk. The Company maintains an allowance for doubtful accounts to reduce the receivables to their estimated collectible amount, which approximates fair value. As of January 31, 2002, management believes that there are no concentrations of credit risk for which an allowance has not been established and recorded. The collectibility of foreign and domestic receivables could be affected by future business or economic conditions or other significant events in the United States or in the countries in which foreign customers reside. Bad debt expense was $20.4 million, $21.3 million and $13.9 million for the years ended January 31, 2002, 2001 and 2000, respectively.

        Accounts receivable consisted of the following:

	January 31,
	2002	2001
	(in thousands)
Casino	$64,036	$75,642
Hotel	20,601	30,189
Other	9,139	5,849

	93,776	111,680
Less—allowance for doubtful accounts	(35,404)	(33,321)

	$58,372	$78,359

        The above allowance for doubtful accounts includes $32.8 million and $31.7 million related to casino receivables at January 31, 2002 and 2001, respectively.

Note 3.  Property, Equipment and Leasehold Interests

        Property, equipment and leasehold interests consisted of the following:

	January 31,
	2002	2001
	(in thousands)
Land and land leases	$395,805	$382,793
Buildings and improvements	3,037,800	3,088,717
Equipment, furniture and fixtures	674,830	809,616
Leasehold interests and improvements	8,664	8,664

	4,117,099	4,289,790
Less—accumulated depreciation and amortization	(1,162,203)	(1,077,322)
	2,954,896	3,212,468
Construction in progress	94,916	24,356

	$3,049,812	$3,236,824

Note 4.  Goodwill

        The excess of the purchase price over the fair value of net assets of businesses acquired (goodwill) is amortized using the straight-line method over 25-40 years. When events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable, the Company measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors.

        On December 14, 1999, the Company purchased an additional ownership interest in a joint venture which operates MotorCity Casino, a temporary casino in Detroit, Michigan, bringing its total ownership interest in the joint venture to 53.5%. The excess of the purchase price over the fair market value of the net assets acquired amounted to $38.4 million.

        On June 1, 1995, the Company completed its acquisition of a group of properties (collectively, the "Gold Strike Properties") consisting of (i) two hotel/casino facilities in Jean, Nevada (see Note 1 regarding an impairment loss at these properties); (ii) a hotel/casino in Henderson, Nevada; (iii) a 50% interest in a joint venture which owns Grand Victoria, a riverboat casino and land-based entertainment complex in Elgin, Illinois; and (iv) a 50% interest in a joint venture which owns the Monte Carlo, a major hotel/casino on the Las Vegas Strip. The excess of the purchase price over the fair market value of the net assets acquired amounted to $394.5 million.

        When the Gold Strike acquisition was consumated, the Company recorded the entire excess of the purchase price over the fair market value of net assets acquired as goodwill. However, the majority of the excess related to the value of the investments in Grand Victoria and Monte Carlo. Since the amount was not assigned to the specific assets (e.g., property and equipment) of the joint ventures, it was properly treated as goodwill. With the pending adoption of a new accounting standard for goodwill (see below), goodwill related to investments in unconsolidated affiliates should be reviewed differently for impairment than other goodwill. Therefore, unamortized goodwill of $309.2 million at January 31, 2002 was reclassified to investment in unconsolidated affiliates. This reclassification had no impact on the Company's reported net income.

        On February 1, 1983, the Company purchased the Edgewater Hotel and Casino in Laughlin, Nevada. The excess of the purchase price over the fair market value of the net assets acquired amounted to $9.7 million.

        On November 1, 1979, the Company purchased the Slots-A-Fun Casino in Las Vegas. The excess of the purchase price over the fair market value of the net assets acquired amounted to $4.2 million.

        Goodwill amortization was $11.8 million, $11.8 million and $10.5 million for the years ended January 31, 2002, 2001 and 2000, respectively, including amortization of goodwill associated with the Grand Victoria and Monte Carlo joint ventures. Accumulated goodwill amortization was $10.2 million and $11.3 million as of January 31, 2002 and 2001, respectively.

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 provides that goodwill will no longer be amortized, but will instead be reviewed for impairment at least annually. SFAS 142 is effective for the Company on February 1, 2002. The Company has begun its review of existing goodwill for impairment. After the review is complete, any impairment will be recognized as a cumulative effect of a change in accounting principle in the quarter ended April 30, 2002.

Note 5.  Investments in Unconsolidated Affiliates

        The Company has investments in unconsolidated affiliates that are accounted for under the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Company's share of earnings, losses and distributions of these companies. The investment balance also includes interest capitalized during construction. The investment balances for Grand Victoria and Monte Carlo are greater than the carrying values of the net assets of the respective unconsolidated affiliates due primarily to goodwill recognized when the Company acquired the investments. (See Note 4—Goodwill.) Investments in unconsolidated affiliates consisted of the following:

	January 31,
	2002	2001
	(in thousands)
Circus and Eldorado Joint Venture (50%) (Silver Legacy, Reno, Nevada)	$77,029	$72,222
Elgin Riverboat Resort (50%) (Grand Victoria, Elgin, Illinois)	251,022	255,640
Victoria Partners (50%) (Monte Carlo, Las Vegas, Nevada)	226,035	233,125

	$554,086	$560,987

        The Company's unconsolidated affiliates operate with fiscal years ending on December 31. Summarized balance sheet information of the unconsolidated affiliates as of December 31, 2001 and 2000 is as follows:

	2001	2000
	(in thousands)
Current assets	$116,709	$108,869
Property and other assets, net	655,147	673,773
Current liabilities	182,193	94,137
Long-term debt and other liabilities	135,000	244,000
Equity	454,663	444,505

        Selected results of operations for each of the unconsolidated affiliates for the years ended December 31, 2001 and 2000 are as follows:

	December 31, 2001
	Silver Legacy	Grand Victoria	Monte Carlo	Total
	(in thousands)
Revenues	$164,677	$410,248	$256,586	$831,511
Expenses	130,595	284,101	189,737	604,433
Operating income	34,082	126,147	66,849	227,078
Net income	21,120	127,594	62,575	211,289
	December 31, 2000
	Silver Legacy	Grand Victoria	Monte Carlo	Total
	(in thousands)
Revenues	$177,489	$394,438	$276,558	$848,485
Expenses	140,246	278,571	198,002	616,819
Operating income	37,243	115,867	78,556	231,666
Net income	21,770	117,594	72,348	211,712

Note 6. Other Investments

        The Company has adopted a Supplemental Executive Retirement Plan ("SERP"), a defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement. The SERP is an unfunded plan. However, the Company is informally funding the plan through life insurance contracts on the participants. These life insurance contracts had cash surrender values of $28.6 million and $20.6 million at January 31, 2002 and 2001, respectively.

Note 7. Deferred Charges and Other Assets

        Deferred charges and other assets consisted of the following:

	January 31,
	2002	2001
	(in thousands)
Debt issuance costs, net	$38,893	$28,122
Intangible asset related to SERP	22,992	12,712
Other	23,068	30,192

	$84,953	$71,026

        The Company incurs discounts, structuring fees and other costs in connection with its issuance of notes and in connection with its credit facilities. Debt issuance costs are capitalized when incurred and amortized to interest expense based on the related debt maturities using the straight-line method, which approximates the effective interest method. The amortization of debt issuance costs included in interest expense was $6.5 million, $4.9 million and $3.7 million for the years ended January 31, 2002, 2001 and 2000, respectively.

        With respect to the intangible asset related to the SERP, the Company accounts for the SERP according to Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"). SFAS 87 requires the recognition of an intangible asset in an amount equal to the additional minimum liability, provided that such intangible asset may not exceed the amount of unrecognized prior service cost and unrecognized net obligation. The amount by which the additional minimum liability exceeds unrecognized prior service cost and unrecognized net obligation is recorded as a negative component of stockholders' equity through comprehensive income (net of related tax benefits).

Note 8. Long-term Debt

        Long-term debt consisted of the following:

	January 31,
	2002	2001
	(in thousands)
Amounts due under bank credit agreements at floating interest rates, weighted average of 3.6% and 6.9%	$380,000	$760,000
Amounts due under majority-owned joint venture revolving credit facility at floating interest rates, weighted average of 3.3% and 7.1%	64,000	127,000
6 3/4% Senior Subordinated Notes due 2003 (net of unamortized discount of $23 and $39)	149,977	149,961
9 1/4% Senior Subordinated Notes due 2005	275,000	275,000
6.45% Senior Notes due 2006 (net of unamortized discount of $176 and $220)	199,824	199,780
10 1/4% Senior Subordinated Notes due 2007	500,000	500,000
9 1/2% Senior Notes due 2008	200,000	200,000
9 3/8% Senior Subordinated Notes due 2010 (net of unamortized discount of $2,142)	297,858	—
7 5/8% Senior Subordinated Debentures due 2013	150,000	150,000
7.0% Debentures due 2036 (net of unamortized discount of $92 and $106)	149,908	149,894
6.70% Debentures due 2096 (net of unamortized discount of $88 and $135)	149,912	149,865
Other notes	4,859	4,359

	2,521,338	2,665,859
Less—current portion	(39,251)	(42,262)

	$2,482,087	$2,623,597

        In August 2001, the Company replaced its $1.8 billion unsecured credit facility, dated May 23, 1997, with three separate facilities that totaled $1.25 billion. These credit facilities included a $150 million capital markets term loan facility which was paid in full using a portion of the net proceeds received from the issuance of $300 million of Senior Subordinated Notes in December 2001 (discussed more fully below), thus reducing the borrowing capacity to $1.1 billion under the two remaining facilities. The remaining credit facilities, which are for general corporate purposes, include a $250 million term loan facility, the entire amount of which was outstanding at January 31, 2002, and an $850 million revolving facility, $130 million of which was outstanding at January 31, 2002. Each of the credit facilities is unsecured and provides for the payment of interest, at the Company's option, either at a rate equal to or an increment above the higher of the Bank of America, N.A. "prime rate" and the Federal Reserve Board "Federal Funds Rate" plus 50 basis points or, alternatively, at a Eurodollar-based rate. The entire principal amount outstanding under the credit facilities becomes due and payable on August 21, 2006, unless the maturity date is extended with the consent of the lenders. While the debt instruments issued under the above credit facilities are short term in tenor, they are classified as long-term debt because it is management's intention to continue to replace such borrowings on a rolling basis as various instruments come due and to have such borrowings outstanding for longer than one year.

        Each of the credit facilities includes financial covenants regarding total debt and interest coverage and contains covenants that limit the Company's ability, among other things, to dispose of assets, make distributions on its capital stock, engage in a merger, incur liens and engage in transactions with its affiliates. In December 2001, the Company amended the covenants under each of its credit facilities to provide for more liberal tests for total debt and interest coverage. These amendments were obtained to address the impact of the terrorist attacks on September 11, 2001. The amended covenants were effective with the quarter ended January 31, 2002 and will continue to provide relief through the quarter ending April 30, 2003. At January 31, 2002, the Company was in compliance with all of the covenants in its credit facilities and, under the most restrictive loan covenant, was restricted from issuing additional debt in excess of approximately $250 million.

        On December 14, 1999, the Company acquired an additional 8.5% ownership interest in the joint venture that owns and operates MotorCity Casino in Detroit, Michigan, bringing the total ownership interest to 53.5%. Therefore, long-term debt of that joint venture is reflected as an obligation of the Company. In June 1999, the joint venture entered into a $150 million reducing revolving credit facility which matures on June 30, 2003. The credit facility reduces by fixed amounts quarterly (which began on December 31, 2000) and contains financial covenants regarding total debt, capital expenditures and investments. At January 31, 2002, the joint venture was in compliance with all of these covenants. The credit facility, which is guaranteed by the Company, was used primarily to develop and construct the temporary casino facility. The fair value of the debt issued under the credit facility approximates the carrying amount of the debt.

        On December 20, 2001, the Company issued $300 million principal amount of 9 3/8% Senior Subordinated Notes due February 15, 2010 (the "9 3/8% Notes"), with interest payable each February and August. The 9 3/8% Notes are redeemable prior to maturity at the option of the Company, in whole, at 100% of the principal amount plus a make-whole premium. The 9 3/8% Notes, which were discounted to $297.8 million, are not subject to any sinking fund requirements. The net proceeds from this offering were used to repay borrowings under the Company's credit facilities. As of January 31, 2002, the estimated fair value of the 9 3/8% Notes was $307.5 million, based on their trading price.

        On August 16, 2000, the Company issued $200 million principal amount of 9 1/2% Senior Notes due August 2008 (the "9 1/2% Notes"), with interest payable each February and August. The 9 1/2% Notes are redeemable prior to maturity at the option of the Company, in whole, at 100% of the principal amount plus a make-whole premium. The 9 1/2% Notes are not subject to any sinking fund requirements. The net proceeds from this offering were used to repay borrowings under the Company's credit facility. As of January 31, 2002, the estimated fair value of the 9 1/2% Notes was $214.3 million, based on their trading price.

        On July 24, 2000, the Company issued $500 million principal amount of 10 1/4% Senior Subordinated Notes due August 2007 (the "10 1/4% Notes"), with interest payable each February and August. The 10 1/4% Notes are redeemable prior to maturity at the option of the Company, in whole, at 100% of the principal amount plus a make-whole premium. A portion of the 10 1/4% Notes are also redeemable at the option of the Company prior to August 1, 2003 with the proceeds of a public offering of equity securities. The 10 1/4% Notes are not subject to any sinking fund requirements. The net proceeds from this offering were used to repay borrowings under the Company's credit facility. As of January 31, 2002, the estimated fair value of the 10 1/4% Notes was $532.5 million, based on their trading price.

        In November 1998, the Company issued $275 million principal amount of 9 1/4% Senior Subordinated Notes due December 2005 (the "9 1/4% Notes"), with interest payable each June and December. The 9 1/4% Notes are redeemable at the option of the Company, in whole, at 100% of the principal amount plus a make-whole premium at any time prior to December 1, 2002. The 9 1/4% Notes are also redeemable at the option of the Company, in whole or in part, beginning December 1, 2002 at prices declining annually to 100% on or after December 1, 2004. The 9 1/4% Notes are not subject to any sinking fund requirements. As of January 31, 2002, the estimated fair value of the 9 1/4% Notes was $280.5 million, based on their trading price.

        In November 1996, the Company issued $150 million principal amount of 7.0% Debentures due November 2036 (the "7.0% Debentures"). The 7.0% Debentures may be redeemed at the option of the holder in November 2008. Also in November 1996, the Company issued $150 million principal amount of 6.70% Debentures due November 2096 (the "6.70% Debentures"). The 6.70% Debentures may be redeemed at the option of the holder in November 2003. Both the 7.0% Debentures, which were discounted to $149.8 million, and the 6.70% Debentures, which were discounted to $149.7 million, have interest payable each May and November, are not redeemable by the Company prior to maturity and are not subject to any sinking fund requirements. As of January 31, 2002, the estimated fair value of the 7.0% Debentures was $139.5 million and the estimated fair value of the 6.70% Debentures was $148.5 million, based on their trading prices.

        In February 1996, the Company issued $200 million principal amount of 6.45% Senior Notes due February 1, 2006 (the "6.45% Notes"), with interest payable each February and August. The 6.45% Notes, which were discounted to $199.6 million, are not redeemable prior to maturity and are not subject to any sinking fund requirements. As of January 31, 2002, the estimated fair value of the 6.45% Notes was $191.0 million, based on their trading price.

        In July 1993, the Company issued $150 million principal amount of 6 3/4% Senior Subordinated Notes (the "6 3/4% Notes") due July 2003 and $150 million principal amount of 7 5/8% Senior Subordinated Debentures (the "7 5/8% Debentures") due July 2013, with interest payable each July and January. The 6 3/4% Notes, which were discounted to $149.8 million, and the 7 5/8% Debentures are not redeemable prior to maturity and are not subject to any sinking fund requirements. As of January 31, 2002, the estimated fair value of the 6 3/4% Notes was $148.5 million and the estimated fair value of the 7 5/8% Debentures was $129.0 million, based on their trading prices.

        Required annual principal payments as of January 31, 2002 are as follows:

Year ending January 31,	(in thousands)
2003	$39,251
2004	325,179
2005	289
2006	275,289
2007	580,112
Thereafter	1,301,218

$2,521,338

Note 9. Interest Rate Swaps

        The Company has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings. Under this policy, the Company may use any combination of interest rate swaps, futures, options, caps and similar instruments. To the extent the Company employs such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, they are accounted for as hedging instruments. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company's exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in the period of change. Otherwise, gains and losses are not recognized except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.

        The Company has entered into various interest rate swaps, principally with its bank group, to manage interest expense, which is subject to fluctuation due to the variable-rate nature of the debt under the Company's credit facilities. The Company has interest rate swap agreements under which it pays a fixed interest rate (weighted average of approximately 6.4%) and receives a variable interest rate (weighted average of approximately 2.0% at January 31, 2002) on $550 million notional amount of "initial" swaps. The net effect of all such swaps resulted in additional interest expense of $13.7 million for the year. Three of the swaps with a combined notional amount of $350 million terminate in fiscal 2003. The remaining swap of $200 million notional amount terminates in fiscal 2004.

        The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements. However, the Company considers the risk of nonperformance by the counterparties to be minimal because the parties to the swaps are predominantly members of the Company's bank group. If the Company had terminated all swaps as of January 31, 2002, the Company would have had to pay a net amount of $24.1 million based on quoted market values from the various financial institutions holding the swaps.

        Except as noted below, the above swaps meet the criteria for hedge accounting established by Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The fair market value of the swaps is recorded as an asset or a liability in accordance with SFAS 133. At February 1, 2001, we recorded a liability of $14.3 million ($9.3 million, net of tax), representing the fair market value of the swaps. The corresponding loss was recorded as a cumulative effect of a change in accounting principle as part of other comprehensive income. The value of the swaps decreased by an additional $9.8 million ($6.8 million, net of tax) during the year ended January 31, 2002, which increased the liability with the corresponding loss included as other comprehensive income.

        The Company has $550 million notional amount in floating to fixed rate swaps, though its floating rate exposure is limited to borrowings under its credit facilities, which totaled only $380 million at January 31, 2002 (due to the issuance of $300 million Senior Subordinated Notes in December 2001, the proceeds of which were used to reduce borrowings under the credit facilities). Consequently, a portion of the Company's $200 million swap maturing September 24, 2002 is considered an "ineffective hedge" pursuant to SFAS 133, and a portion of the change in the fair value of this swap must be recognized in the income statement. This amounted to approximately $6.9 million at January 31, 2002. In accordance with SFAS 133, this amount is being amortized to interest expense over the remaining life of the $200 million swap. To the extent the fair value of this swap changes prior to maturity (due to interest rate fluctuations), the amount to be recognized in the income statement will also change.

Note 10. Leasing Arrangements

        In October 1998, the Company entered into a $200 million operating lease agreement with a group of financial institutions to lease equipment at Mandalay Bay.

        In December 2001, the Company entered into a series of additional operating lease agreements totaling $130.5 million with a group of financial institutions. These leases cover equipment located at several Nevada properties. Since this equipment was originally purchased by the Company, the transaction constituted a sale and leaseback of this equipment. The sale of the equipment resulted in the recognition of a net deferred gain of $28.3 million. The proceeds from these leases were used to reduce borrowings outstanding under the Company's credit facilities, thereby providing additional borrowing capacity and improving leverage under the Company's bank covenants.

        The Company entered into the above operating leases solely to provide greater financial flexibility; they are not considered a material source of financing. The rent expense related to these operating leases is reported separately in the consolidated statements of income as operating lease rent. The operating lease agreements contain financial covenants regarding total debt and interest coverage that are identical to those under the Company's credit facilities. The agreements also contain covenants regarding equipment maintenance, insurance requirements and prohibitions on liens.

        The leases provide that, at termination, the Company may elect to purchase the equipment for a stated purchase option amount which is equal to the estimated fair value of the equipment at that date, as determined by an independent appraisal. If the Company chooses not to purchase the equipment, it may be obligated to pay additional amounts under the lease provisions. The following table summarizes these operating lease agreements:

Summary of Operating Lease Agreements (in thousands)

Date of agreement	10/30/98	12/21/01	12/28/01	12/28/01	Total

Initial value of leased equipment	$200,000	$112,500	$12,500	$5,500	$330,500
Purchase option at January 31, 2002(1)	$139,600	$112,500	$12,500	$5,500	$270,100
Current termination date	6/30/03	12/21/04	12/28/04	12/28/04

Purchase option at current termination(1)	$118,200	$56,300	$8,400	$3,700	$186,600
Maximum extended termination date(2)	6/30/03	12/21/05	12/28/06	12/28/06

Purchase option at maximum termination(1)	$118,200	$45,000	$6,200	$2,800	$172,200
Frequency of rent payments	Quarterly	Quarterly	Monthly	Monthly

Estimated rent expense fiscal 2003(3)	$23,000	$24,500	$2,500	$1,000	$51,000

(1)
Represents estimated fair value at that date based upon independent appraisal.

(2)
Assumes election of all available renewal periods.

(3)
Estimated based on forward implied LIBOR.

        The Company also leases various storage facilities and has various air space under operating leases expiring individually through 2032. A portion of the Circus Circus facility in Reno is built on leased land with various operating leases expiring through 2033. The following is a schedule of future minimum rental payments required as of January 31, 2002 under operating leases that have lease terms in excess of one year:

Year ending January 31,	(in thousands)
2003	$52,202
2004	36,825
2005	27,926
2006	661
2007	610
Thereafter	5,419

$123,643

Note 11. Income Taxes

        The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets, net of applicable reserves, related to net operating loss carryforwards and certain temporary differences. The standard requires recognition of a future tax benefit to the extent that realization of such benefit is more likely than not. Otherwise, a valuation allowance is applied. At January 31, 2002, the Company believes that its deferred tax assets are fully realizable because of the future reversal of existing taxable temporary differences and future projected taxable income. Accordingly, there is no valuation allowance at January 31, 2002.

        The components of the provision for income taxes were as follows:

	Year ended January 31,
	2002	2001	2000
	(in thousands)
Current
Federal	$38,970	$53,588	$38,069
State	1,615	1,545	734

	40,585	55,133	38,803

Deferred (see below)
Federal	(623)	19,559	(11,687)

	$39,962	$74,692	$27,116

        The Company has recognized a tax benefit of $1.3 million, $2.7 million and $1.7 million related to the exercise of stock options for the fiscal years ended January 31, 2002, 2001 and 2000, respectively. Such amounts reduce current taxes payable and increase additional paid-in capital.

        The components of deferred income tax expense were as follows:

	Year ended January 31,
	2002	2001	2000
	(in thousands)
Additional depreciation resulting from the use of accelerated methods for tax purposes	$10,064	$20,956	$10,723
Nondeductible loss resulting from asset impairment	(11,935)	—	—
Effect of expensing preopening costs for financial statement purposes and amortizing over five years for tax purposes	3,832	4,409	(16,932)
Pension plan expense not deductible for tax purposes and market value adjustment	(5,594)	(1,587)	(978)
Book reserve for bad debts not deductible for tax purposes until written off	6,344	(6,643)	(2,715)
Difference between book and tax basis of investments in unconsolidated affiliates	(2,553)	(1,822)	(2,294)
Other, net	(781)	4,246	509

	$(623)	$19,559	$(11,687)

        The reconciliation of the difference between the federal statutory tax rate and the Company's effective tax rate was as follows:

	Year ended January 31,
	2002	2001	2000
Federal statutory tax rate	35.0%	35.0%	35.0%
Nondeductible goodwill impairment	6.7	—	—
Nondeductible goodwill amortization	3.8	1.8	5.3
Other, net	(2.5)	1.6	(1.2)

Effective tax rate	43.0%	38.4%	39.1%

        The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities at January 31, 2002 and 2001, were as follows:

	January 31,
	2002	2001
	(in thousands)
Deferred tax liabilities
Property and equipment	$210,715	$218,456
Investments in unconsolidated affiliates	10,671	12,873
Other	312	15,376

Gross deferred tax liabilities	221,698	246,705

Deferred tax assets
Accrued vacation benefits	9,201	7,259
Bad debt reserve	3,510	11,475
Preopening expenses	9,766	13,276
Pension plan	5,176	2,538
Other	7,785	6,558

Gross deferred tax assets	35,438	41,106

Net deferred tax liabilities	$186,260	$205,599

Note 12. Employee Retirement Plans

        Approximately 42% of the Company's employees are covered by union-sponsored, collectively bargained, multi-employer defined benefit pension plans. The Company contributed $9.2 million, $13.2 million and $12.8 million during the years ended January 31, 2002, 2001 and 2000, respectively, for such plans. These contributions are determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked.

        The Company also has a profit sharing and investment plan covering primarily nonunion employees who are at least 21 years of age and have at least one year of service. The plan is a voluntary defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974. The plan allows for investments in the Company's common stock as one of the investment alternatives. The Company's contributions to this plan include "automatic" contributions based on employees' years of service, and "matching" contributions based on employees' contributions. Employees vest in Company contributions over a period of six years. Contributions are funded with cash and were approximately $6.1 million, $5.4 million and $4.7 million in the years ended January 31, 2002, 2001 and 2000.

        On June 18, 1998, the Company adopted a Supplemental Executive Retirement Plan ("SERP"). The SERP is a defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees' years of service, compensation and SERP tier.

        The following information summarizes activity in the SERP:

	Year ended January 31,
	2002	2001	2000
	(in thousands)
Changes in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$31,548	$20,763	$12,978
Service cost	3,089	1,783	1,395
Interest cost	3,329	1,713	1,070
Additional liability(1)	11,622	1,100	—
Actuarial losses	6,630	6,436	5,330
Benefits paid	(720)	(247)	(10)

Projected benefit obligation at end of year	$55,498	$31,548	$20,763

Fair Value of Plan Assets(2)	$—	$—	$—

Reconciliation of Funded Status
Funded status	$(55,498)	$(31,548)	$(20,763)
Unrecognized actuarial loss	17,719	11,585	5,330
Unrecognized prior service cost	22,992	12,712	12,545

Accrued net periodic pension cost	$(14,787)	$(7,251)	$(2,888)

Amounts Recognized in the Consolidated Balance Sheets
Accrued net periodic pension cost	$(14,787)	$(7,251)	$(2,888)
Additional minimum liability	(31,914)	(23,179)	—
Intangible asset	22,992	12,712	—
Accumulated other comprehensive loss(3)	8,922	10,467	—

Net liability reflected in the consolidated balance sheet	$(14,787)	$(7,251)	$(2,888)

Components of Net Periodic Pension Cost
Current period service cost	$3,089	$1,783	1,395
Interest cost	3,329	1,713	1,070
Amortization of prior service cost	1,342	933	433
Recognized net actuarial loss	496	181	—

Net expense(4)	$8,256	$4,610	$2,898

Weighted Average Assumptions
Discount rate	7.3%	8.0%	8.0%
Rate of compensation increase	3.0%	3.0%	3.0%

(1)
Consists of liability for prior service cost for new participants, plus certain prior year adjustments relating to years of credited service and compensation.

(2)
While the SERP is an unfunded plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $28.6 million, $20.6 million and $11.3 million at January 31, 2002, 2001 and 2000, respectively. The life insurance contracts had a face value of $174.0 million at January 31, 2002.

(3)
Amount recorded in the Consolidated Statement of Stockholders' Equity is net of income tax of $3.1 million and $3.7 million in the years ended January 31, 2002 and 2001, respectively.

(4)
The periodic pension expense is included in departmental expenses.

Note 13. Stock Options

        The Company has various stock option plans for executive, managerial and supervisory personnel as well as the Company's outside directors and consultants. The plans permit grants of options, performance shares and restricted stock awards relating to the Company's common stock. The stock options are generally exercisable in one or more installments beginning not less than six months after the grant date.

        Summarized information for stock option plans was as follows:

	Year ended January 31,
	2002		2001		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	5,615,940	$13.46	6,029,959	$13.70	3,872,674	$14.72
Granted	4,631,500	19.33	655,500	15.99	3,377,166	14.20
Exercised	(308,269)	12.27	(940,061)	16.06	(878,914)	18.08
Canceled	(41,800)	14.92	(129,458)	18.36	(340,967)	19.05

Outstanding at end of year	9,897,371	16.24	5,615,940	13.46	6,029,959	13.70

Options exercisable at end of year	3,484,629	13.01	2,422,600	12.52	1,937,662	13.71
Options available for grant at end of year	6,790		4,885,990		1,912,032

        The following table summarizes information about stock options outstanding and exercisable at January 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$11.25 to $13.00	4,567,371	6.19	$12.48	3,172,198	$12.35
14.50 to 20.20	4,737,500	9.18	18.94	136,664	15.92
20.75 to 27.61	592,500	8.12	23.67	175,767	22.77

	9,897,371	7.74	16.24	3,484,629	13.01

        Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") provides, among other things, that companies may elect to account for employee stock options using a fair value method or continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB 25").

        Under SFAS 123, all employee stock option grants are considered compensatory. Compensation cost is measured at the date of grant based on the estimated fair value of the options determined using an option pricing model. The model takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the stock, expected dividends on the stock and the risk-free interest rate over the expected life of the option. Under APB 25, generally only stock options that have an intrinsic value at the date of grant are considered compensatory. Intrinsic value represents the excess, if any, of the market price of the stock at the grant date over the exercise price of the options. Under both methods, compensation cost is charged to earnings over the period the options become exercisable.

        The Company has elected to continue to account for employee stock options under APB 25. Accordingly, no compensation cost has been recognized.

        The following table discloses the Company's pro forma net income and net income per share assuming compensation cost for employee stock options had been determined consistent with SFAS 123. The table also discloses the weighted average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model, and the estimated weighted average fair value of the options granted. The model assumes no expected future dividend payments on the Company's common stock.

	Year ended January 31,
	2002	2001	2000
	(in thousands, except share data)
Net income
As reported	$53,044	$119,700	$42,163
Pro forma	42,629	114,404	30,799
Net income per share (basic)
As reported	$.73	$1.53	$.47
Pro forma	.59	1.46	.34
Net income per share (diluted)
As reported	$.71	$1.50	$.46
Pro forma	.57	1.44	.34
Weighted average assumptions:
Expected stock price volatility	41.9%	45.1%	45.1%
Risk-free interest rate	4.2%	4.6%	6.4%
Expected option lives (years)	2.9	3.4	3.2
Dividend yield	0.0%	0.0%	0.0%
Estimated fair value of options granted	$6.10	$6.25	$5.37

Note 14. Stock Related Matters

        On July 14, 1994, the Company declared a dividend of one common stock purchase right (the "Rights") for each share of common stock outstanding at the close of business on August 15, 1994. Each Right entitles the holder to purchase from the Company one share of common stock at an exercise price of $125, subject to certain antidilution adjustments. The Rights become exercisable ten days after the earlier of an announcement that an individual or group has acquired 15% or more of the Company's outstanding common stock or the announcement of commencement of a tender offer for 15% or more of the Company's common stock.

        In the event the Rights become exercisable, each Right (except the Rights beneficially owned by the acquiring individual or group, which become void) would entitle the holder to purchase, for the exercise price, a number of shares of the Company's common stock having an aggregate current market value equal to two times the exercise price. The Rights expire August 15, 2004, and may be redeemed by the Company at a price of $.01 per Right any time prior to their expiration or the acquisition of 15% or more of the Company's common stock. The Rights should not interfere with any merger or other business combination approved by the Company's Board of Directors and are intended to cause substantial dilution to a person or group that attempts to acquire control of the Company on terms not approved by the Board of Directors.

        The Company is authorized to issue up to 75 million shares of $.01 par value preferred stock in one or more series having such respective terms, rights and preferences as are designated by the Board of Directors. No preferred stock has yet been issued.

        In May 2000, the Company's Board of Directors authorized the purchase of up to 15% of the Company's then-outstanding shares of common stock, as market conditions and other factors warranted. In June 2001, the Board announced an additional authorization enabling the Company to purchase up to 15% of the shares of the Company's common stock which remain outstanding after the May 2000 authorization is fully utilized. Assuming the Company purchases all of the shares pursuant to the equity forward agreements (see Note 15—Equity Forward Agreements), the additional shares that may be purchased as of January 31, 2002, as authorized by the Board of Directors, would be approximately 7.8 million shares.

        During the year ended January 31, 2002, the Company purchased 5.2 million shares of its common stock at a cost of $125.9 million. In the fiscal years ended 2001 and 2000, the Company purchased 14.5 million shares of its common stock at a cost of $247.1 million and 1.7 million shares of its common stock at a cost of $29.6 million, respectively. These amounts do not include interim settlements under the Company's equity forward agreements.

Note 15. Equity Forward Agreements

        The Company has entered into equity forward agreements with Bank of America ("B of A" or "the Bank") providing for the Bank's purchase of up to an agreed amount of the Company's outstanding common stock. (Such purchases were to be in accordance with the volume and other limitations of Rule 10b-18 under the Securities Exchange Act of 1934.) The agreements, as amended, provide that on the settlement date, the Company will purchase from B of A the shares that the Bank then holds. For those shares, the Company will pay to B of A its acquisition cost (as adjusted by any interim settlements) plus accrued fees (the "Settlement Amount"). At the Company's option, it may acquire all or a portion of the shares at an earlier date, or it may become obligated to acquire all or a portion of the shares at an earlier date under certain circumstances specified in the agreements. The agreements provide for interim settlements whereby the Company may deliver or receive shares at the end of each calendar quarter so that the aggregate market value of the shares held by B of A is equal to the remaining notional amount of the agreements. The shares held by B of A at each interim settlement date are valued at the closing price of the stock on that date. To the extent that the value of the shares exceeds the notional amount, B of A delivers equivalent shares to the Company. To the extent the notional amount exceeds the value, the Company delivers equivalent shares to B of A.

        Bank of America acquired a total of 6.9 million shares at a total cost of $138.7 million under these agreements. Pursuant to the interim settlement provisions and an amendment to the agreements, the Company has received a net of 3.2 million shares and reduced the notional amount of the agreements by $38.7 million. As of February 28, 2002, the Company was entitled to purchase the remaining 3.7 million shares from B of A for the notional amount of $100 million on the settlement date (which was extended to March 31, 2003 by amendment of the agreements) subject to any future adjustment of the notional amount and/or the number of shares under the agreements' interim settlement provisions.

The table below summarizes the share purchase and interim settlement activity under these equity forward agreements through February 28, 2002.

Date	Description	Shares Acquired (Delivered) by BofA	Shares Acquired (Delivered) by Mandalay	Increase (Decrease) in Notional Amount
		(in thousands)
9/8/00	Original agreement	4,856	—	$100,000
3/21/01	Amendment (increase of notional amount)	1,246	—	24,933
6/30/01	Interim settlement	(1,543)	1,543	—
9/15/01	Amendment (increase of notional amount)	754	—	13,741
10/31/01	Interim settlement	938	(938)	(35,527)
1/31/02	Interim settlement	(2,438)	2,438	—
2/6/02	Amendment (contract extension to 3/31/03)	(116)	116	(3,147)

	Net amounts	3,697	3,159	$100,000

        Although the Company's current intention is to purchase the shares held by B of A on the settlement date in accordance with the terms of the agreements, it could elect to net settle its obligation in cash or shares (i.e., pay cash or deliver additional shares or receive cash or shares). Upon final settlement of the agreements, B of A will be entitled to receive the Settlement Amount. If the Company elects to net settle its obligation, and if the net proceeds from the sale of the shares held by B of A total less than the Settlement Amount, the Company will be required to pay the difference either in cash or in the form of shares with an equivalent value (limited to the maximum number of shares under the agreement). If the net proceeds from the sale of the shares held by B of A total more than the Settlement Amount, B of A will be required to pay the Company the difference either in cash or in the form of shares with an equivalent value. The number of shares the Company ultimately acquires from B of A under these equity forward agreements will reduce, by an identical number, the shares it may purchase pursuant to its current share purchase authorizations. The Company's maximum exposure under the equity forward agreements is limited to the notional amount.

        The Company incurs quarterly interest charges on the notional amount at a current rate equal to LIBOR plus 1.95%. Total interest charges incurred from inception through January 31, 2002, amounted to $7.8 million, of which $6.5 million was incurred in fiscal 2002. In addition, the Company has also incurred structuring fees and commissions totaling $3.7 million, of which $2.0 million was incurred in fiscal 2002. These interest charges and other fees are included in the cost of treasury stock.

Note 16. Commitments and Contingent Liabilities

Mandalay Bay Convention Center

        The Company has commenced construction of a convention and meeting complex located on land adjacent to the existing Mandalay Bay Conference Center. The complex will include more than one million square feet of exhibit space. Upon completion of the project, Mandalay Bay will offer a total of almost two million gross square feet of conference and exhibit space. Following the events of September 11, construction of the facility was temporarily suspended. Construction was resumed in February, and the facility is currently expected to open in January 2003. The cost of the convention center, excluding land, preopening expenses and capitalized interest, is estimated to be $235 million. As of January 31, 2002, the Company had incurred costs of $61.6 million related to this project.

Detroit

        The Company participates with the Detroit-based Atwater Casino Group in a joint venture that owns and operates a temporary casino in Detroit, Michigan. This joint venture is one of three groups which negotiated casino development agreements with the city. The Company has a 53.5% ownership interest in the joint venture.

        Pending the development of a permanent hotel/casino, the joint venture constructed a temporary casino (MotorCity Casino) in downtown Detroit, which opened December 14, 1999. The cost of the temporary casino, including land and capitalized interest but excluding preopening expenses, was approximately $150 million. This cost was financed through the joint venture's $150 million credit facility, which is secured by the assets associated with the temporary casino. The Company has guaranteed this credit facility, which had a balance of $64 million at January 31, 2002. The joint venture's operation of the temporary casino is subject to ongoing regulatory oversight, and its ability to proceed with a permanent hotel/casino project is contingent upon the receipt of all necessary gaming approvals and satisfaction of other conditions.

        The joint venture is currently negotiating with the City of Detroit concerning the location and scope of the permanent facility; however, the facility is expected to include hotel rooms, larger casino space, convention and meeting space, and dining and entertainment facilities. The Company has committed to contribute 20% of the cost of the permanent facility in the form of an investment in the joint venture. The joint venture will seek to borrow the funds necessary to complete the permanent facility. Because of the uncertainty about the location and scope of the permanent facility, its cost has yet to be determined. The current development agreement provides that Mandalay will guarantee completion of the permanent facility and will enter into a keep-well agreement with the city, pursuant to which it could be required to contribute additional funds to continue operation of the permanent facility for a period of two years. This keep-well agreement also applies to the temporary casino. There is no contractual limitation on the amount that the Company may be required to contribute to the joint venture in order to guarantee the completion of the permanent facility or to keep the project in operation for a period of two years. However, based on the performance of the temporary casino to date, the Company does not expect that these guarantees will require the outlay of additional capital. The Company has issued letters of credit totaling $50 million for the benefit of Bank of America in order to back letters of credit issued by Bank of America for the same total amount. The Bank of America letters of credit were issued to secure payments of principal and interest on bonds issued by the Economic Development Corporation of the City of Detroit. The proceeds of the bonds are to be used to finance costs associated with activities (including acquisition) relating to land located along the Detroit River (including the site where the joint venture's permanent facility originally was to be located). However, this restriction on the use of proceeds may be modified as a result of negotiations with the City of Detroit.

        Various lawsuits have been filed in the state and federal courts challenging the constitutionality of the Casino Development Competitive Selection Process Ordinance and the Michigan Gaming Control and Revenue Act, and seeking to appeal the issuance of a certificate of suitability and casino license to MotorCity Casino. A recent decision by the Sixth Circuit Court of Appeals in Lac Vieux Desert Band of Lake Superior Chippewa Indians v. The Michigan Gaming Control Board et al. held that the ordinance in its current form was unconstitutional and remanded the case to the District Court. The matter is presently pending before the District Court, which has declared that "the Ordinance in its current form is unconstitutional." The effect of the rulings in this case is uncertain. The Michigan Gaming Control Board has taken the ruling of the Sixth Circuit Court of Appeals under advisement without comment. In a separate action, on February 13, 2002, John Ren filed suit in the Circuit Court of Wayne County,

Michigan, against the Detroit joint venture and the other two casino operators in Detroit. The plaintiff purports to represent himself and a class consisting of all persons who lost money and/or incurred debts that remain unpaid at any of the three Detroit casinos. Relying on the Sixth Circuit Court of Appeals' Lac Vieux decision, the plaintiff alleges that the three casinos have been operating illegally and continue to do so. The relief sought by the plaintiff includes an injunction to restrain the three casinos from remaining open until properly licensed, compensatory damages, and disgorgement of all profits "unjustly obtained." The joint venture continues to operate MotorCity Casino. However, any future ruling by the court in either lawsuit or by the Michigan Gaming Control Board, as well as an adverse ruling in other lawsuits, could affect the joint venture's operation of the temporary facility, as well as its ability to retain its certificate of suitability and casino license for its permanent facility. No assurance can be given regarding the timing or outcome of any of these proceedings.

Note 17. Subsequent Events

Mandalay Bay Convention Center

        In January 2003, the Company opened a new three-level convention and meeting complex on land adjacent to the existing Mandalay Bay Conference Center. This complex includes more than one million square feet of exhibit space, bringing the total conference and exhibit space at Mandalay Bay to almost two million gross square feet. The cost of the convention center, excluding land, capitalized interest and preopening expenses, is estimated to be $235 million. As of October 31, 2002, we had incurred costs of $204.2 million related to this project.

Mandalay Bay Suites Tower

        The Company has also begun construction on a new 1,122-suite hotel tower at Mandalay Bay, which is expected to open in Fall 2003. The 41-story tower will be located on the west side of the property. The new suites will average 750 square feet, among the largest room product in the Las Vegas market. The project will also include 24 hospitality suites, a spa and fitness center, a business center, two restaurants and a lounge. The Company expects that the new suites will service the demand generated by the new convention center. The total cost of the project is estimated to be $225 million, excluding land, capitalized interest and preopening expenses. As of October 31, 2002, the Company had incurred costs of $5.7 million related to this project.

Retail Center

        The Company has begun construction on a retail center situated between Mandalay Bay and Luxor, which is expected to open in Fall 2003. The center will include approximately 90,000 square feet of retail space and approximately 35 stores and restaurants, including several upscale, internationally-branded retailers. The cost of the center is estimated to be approximately $30-$40 million, excluding land, capitalized interest and preopening expenses. As of October 31, 2002, the Company had incurred costs of $1.9 million related to this project.

Detroit

        On August 2, 2002, the Detroit City Council approved a Revised Development Agreement between the joint venture and the City of Detroit. Under the Revised Development Agreement, MotorCity Casino is to be expanded at its current location by December 31, 2005, into a permanent facility that will include 100,000 square feet of casino space, a 400-room hotel, a 1,200-seat theater, convention space and additional restaurants, retail and parking. Depending upon market conditions, availability of additional land and the joint venture's ability to obtain reasonable financing, the joint venture could be required to construct an additional 400 rooms.

        Under the terms of the Revised Development Agreement, the joint venture paid the City $17 million in October 2002, and is to pay another $10 million in four equal installments before June 2003, and an additional $17 million in 12 equal monthly installments beginning June 1, 2003. Also under the agreement, beginning January 1, 2006, the joint venture will pay the City 1% of adjusted casino revenues and, if such casino revenues top $400 million in any given calendar year, the payment will be increased to 2% of all such casino revenues for that calendar year.

        Previously, the Company issued, and will continue to provide, letters of credit totaling $50 million to back letters of credit issued by Bank of America to secure (and ultimately pay) payments of principal and interest on bonds issued by the Economic Development Corporation of the City of Detroit. The proceeds of the bonds were used to finance the City's acquisition of land located along the Detroit River where the joint venture's permanent facility was originally to be located. As part of the Revised Development Agreement, the joint venture will forego the right to receive any of the riverfront land acquired by the City, and will transfer to the City its interest in certain real property previously purchased by the joint venture and the other casino developers. Both the joint venture and the Company are subject to a radius restriction prohibiting them from opening additional casinos within approximately 150 miles of Detroit and are required to indemnify the City for up to $20 million in claims against the City in connection with the acquisition of the riverfront land and in connection with the Lac Vieux case described below.

        The Company has committed to contribute 20% of the costs of the permanent facility in the form of an investment in the joint venture. The joint venture will seek to borrow the funds necessary to complete the permanent facility. The cost of the additional facilities (excluding land, capitalized interest and pre-opening expenses), is currently estimated to be $275 million. Under the Revised Development Agreement, the Company guaranteed completion of the permanent facility and has entered into a keep well agreement with the City, pursuant to which it could be required to contribute additional funds to continue operation of the permanent facility for a period of two years. There is no contractual limitation on the amount that the Company may be required to contribute to the joint venture in order to guarantee the completion of the permanent facility or to keep the project in operation for a period of two years. However, based on the performance of the casino to date, the Company does not expect that these guarantees will require the outlay of additional capital.

        Various lawsuits have been filed in the state and federal courts challenging the constitutionality of the Casino Development Competitive Selection Process Ordinance and the Michigan Gaming Control and Revenue Act, and seeking to appeal the issuance of a certificate of suitability and casino license to MotorCity Casino. A recent decision by the Sixth Circuit Court of Appeals in Lac Vieux Desert Band of Lake Superior Chippewa Indians v. The Michigan Gaming Control Board et al. held that the ordinance in its current form was unconstitutional and remanded the case to the District Court. The Michigan Gaming Control Board ("MGCB") has taken the ruling of the Sixth Circuit Court of Appeals under advisement without comment. The District Court has declared that "the Ordinance in its current form is unconstitutional" and has awarded the Lac Vieux Band attorneys fees and costs totaling $545,094, but has rejected the Lac Vieux Band's request to require a rebidding of the three casino licenses and, in addition, has rejected the Lac Vieux Band's request to enjoin the City of Detroit from entering into revised development agreements with the three casino developers, including MotorCity Casino. The Lac Vieux Band has appealed the District Court's decision to the Sixth Circuit Court of Appeals. The Sixth Circuit Court of Appeals issued an opinion granting the Lac Vieux Band's motion for an injunction pending appeal, which temporarily enjoins the City of Detroit from issuing building permits for the permanent casino facilities and temporarily enjoins the casino developers from commencing construction of the permanent casino facilities. The effect of the rulings in this case is uncertain.

        The Lac Vieux Band has filed a separate action in the Gogebic County Circuit Court in the State of Michigan entitled Lac Vieux Desert Band of Lake Superior Chippewa Indians v. Michigan Gaming Control Board in which the Lac Vieux Band has requested the Gogebic County Circuit Court to enter an order requiring the Michigan Gaming Control Board to revoke the casino licenses issued to the three Detroit casinos, including MotorCity Casino. The action has been stayed pending the resolution of the Lac Vieux Band's appeal of the District Court's decision referenced above to the Sixth Circuit Court of Appeals.

        In a separate action, on February 13, 2002, John Ren filed suit in the Circuit Court of Wayne County, Michigan, against the Detroit joint venture and the other two casino operators in Detroit. The plaintiff purports to represent himself and a class consisting of all persons who lost money and/or incurred debts that remain unpaid at any of the three Detroit casinos. Relying on the Sixth Circuit Court of Appeals' Lac Vieux decision, the plaintiff alleges that the three casinos have been operating illegally and continue to do so. The relief sought by the plaintiff includes an injunction to restrain the three casinos from remaining open until properly licensed, compensatory damages, and disgorgement of all profits "unjustly obtained." The court dismissed this action on the basis that the plaintiff should first seek relief from the MGCB. The plaintiff has filed a claim with the MGCB, which is still pending. The joint venture continues to operate MotorCity Casino.

Increase in Illinois Gaming Tax

        On May 31, 2002, the Illinois legislature passed a revenue bill providing for significantly higher gaming taxes, including a top-end rate of 50% on gaming revenues exceeding $200 million. This legislation became effective July 1, 2002, and has contributed to a significant reduction in operating results at Grand Victoria (the Company's 50%-owned riverboat casino located in Elgin, Illinois). Had the new legislation been in effect throughout fiscal 2002, operating income at Grand Victoria would have been lower by approximately $40 million.

Share Purchases

        During the nine months ended October 31, 2002, the Company purchased 3.1 million shares of its common stock at a cost of $95.6 million pursuant to share repurchase authorizations granted by its Board of Directors. Assuming the Company purchases all of the shares it is entitled to acquire pursuant to the equity forward agreements, the additional shares that could be purchased as of October 31, 2002, as authorized by the Board of Directors, was approximately 4.7 million shares.

        During the fourth quarter of fiscal 2003, the Company purchased 4.4 million shares of its common stock at a cost of $125.2 million, utilizing its credit facilities.

Silver Legacy Financing

        On March 5, 2002, Silver Legacy issued $160 million of 10 1/8% Mortgage Notes due 2012. Along with the issuance of the notes, Silver Legacy entered into a new senior secured credit facility, comprised of a $20 million revolving credit facility and a $20 million amortizing term loan. The net proceeds of the notes, combined with draws under the new credit facility, were used to repay the prior credit facility ($152.3 million) and to fund a $30 million distribution to the Silver Legacy partners ($20 million of which was distributed to Mandalay).

Note 18. Recently Issued Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, which was effective for the Company on February 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, SFAS No. 142 includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company adopted the provisions of SFAS 142 on February 1, 2002. As a result of adopting this pronouncement, the Company wrote off $1.9 million of goodwill in the quarter ended April 30, 2002.

        In November 2002 the FASB issued FASB Interpretation No. 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The pronouncement generally expands the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Guarantees issued on or before December 31, 2002 are not permitted to be revised or restated. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has completed its assessment of this pronouncement and does not believe it will significantly impact its financial position and results of operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Mandalay Resort Group:

        We have audited the accompanying consolidated balance sheets of Mandalay Resort Group and subsidiaries (the "Company") as of January 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the Detroit Entertainment L.L.C., owner of MotorCity Casino (a consolidated subsidiary), which statements reflect total assets constituting 3.9% and 4.3%, respectively, of consolidated total assets at January 31, 2002 and 2001, and total revenues constituting 15.2%, 13.4%, and 1.9%, respectively, of consolidated total revenues for each the three years in the period ended January 31, 2002. We also did not audit the financial statements of Elgin Riverboat Resort—Riverboat Casino, owner of Grand Victoria Casino, the Company's investment in which is accounted for by use of the equity method. The Company's equity of $251,022,000 and $255,640,000 in the Grand Victoria Casino's net assets at January 31, 2002 and 2001, respectively, and of $63,564,000, $57,856,000 and $47,868,000 in that entity's net income for each of the three years in the period ended January 31, 2002 are included in the accompanying financial statements. The financial statements of MotorCity Casino and the Grand Victoria Casino were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such companies, is based solely on the reports of such other auditors.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Mandalay Resort Group and subsidiaries at January 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 9 to the Notes to Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" during the year ended January 31, 2002.

DELOITTE & TOUCHE LLP
Las Vegas, Nevada
January 28, 2003

QuickLinks

  Exhibit 99.1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
MANDALAY RESORT GROUP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
MANDALAY RESORT GROUP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
MANDALAY RESORT GROUP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
MANDALAY RESORT GROUP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
MANDALAY RESORT GROUP AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT